CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 28, 2012, relating to the financial statements and financial highlights, which appear in the December 31, 2011 Annual Reports to Shareholders of 2015 ETF Fund, 2025 ETF Fund and 2035 ETF Fund, three series of Wilshire Variable Insurance Trust,  which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

Philadelphia, Pennsylvania
April 30, 2012